EXHIBIT 10.6(a)(2)



                         AMENDMENT #1 OF AUGUST 6, 2004,
                     TO THE ADDENDUM DATED JUNE 30TH , 2004


This Amendment #1 to the Addendum dated June 30th, 2004 (the "Amendment"), to the Equipment Purchase Agreement ("EPA") dated as of May 31, 2004, by and between Equipment Depot, Inc., a Florida corporation (the "Seller") and On Alert Systems, Inc., a Nevada Corporation (the "Purchaser") is dated August 6th, 2004, and is for the purpose of providing for the payment and expenditure of funds incurred on behalf of the Purchaser by the Seller and its Agents (cumulatively, the "Seller's Agent) under which the type of Equipment being Purchased by the Purchaser has been modified, solely at the Purchaser's request, from the EPA dated May 31st, 2004, and providing for additional cash to pay Pre-Closing and Closing costs for Equipment being Purchased by the Purchaser.


                                    RECITALS

     WHEREAS, the Purchaser desires to Purchase machine tool equipment ( the "MTE") as a portion of the Equipment representing the May 31st, 2004, EPA, wherein none of the Equipment so Purchased of such date represented the MTE ; and,

     WHEREAS, the Purchaser no longer desires to Purchase water processing equipment ( the "WPE") as a portion of the Equipment representing the May 31st, 2004, EPA, wherein a material portion of the Equipment so Purchased of such date represented the WPE ; and,

     WHEREAS, the original cash payment to the Seller and/or Seller's Agent by the Purchaser for the purposes of Pre-Closing and Closing costs for the Equipment for Purchase by the Purchaser was to be $72,000, not inclusive of deposits on the Equipment, or accounting or legal fees unrelated to the Equipment; and,

     WHEREAS, the Seller and its Agent have incurred extraordinary expenses as a result of the modifications requested by the Purchaser, as well as a result of the extended time involved in securing the Equipment to accommodate such modifications, over a five month period of time prior to the date of this Amendment #1 to the Addendum of June 30th, 2004; and,

     WHEREAS, the expenses remaining to be paid by the Seller's Agent for Pre-Closing and Closing expenses, combined with the expenses advanced to date by the Seller and the Seller's Agent, exceed $72,000; and,

     WHEREAS, the Seller, the Seller's Agent, and the Purchaser desire to provide for the Pre-Closing and Closing costs incurred, and to be incurred, by the Seller, the Seller's Agent, and the Purchaser, for the consideration set forth herein; and,

     WHEREAS, the Parties desire to amend Addendum of June 30th, 2004, to the EPA of May 31st, 2004, so as to accommodate such modifications.





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                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I


     1.01 Nature of Equipment. All of the Equipment originally requested, modified, or currently being Purchased by the Purchaser shall constitute the "Equipment" for the purposes of this Amendment and for the purposes of qualifying Pre-Closing and Closing Costs.


     1.02 Pre-Closing Expenses

     (a) Desktop Appraisal. That portion of the Desktop appraisal expenses already expended by the Seller and the Seller's Agent exceeds $43,000 as of this date, and the Seller's Agent and Seller estimate that the shortfall between the amount budgeted and the amount necessary to complete the Desktop appraisal will be approximately $29,000. To the extent that any amount already advanced by the Seller or the Seller's Agent is not reimbursed from the available funds, anticipated to be approximately $242,216, emanating from the Bridge loan by the Purchaser's Lender to the Purchaser, or any other Bridge loan source available to the Purchaser, pursuant to the budget upon which such funds were made available to the Purchaser, then the Purchaser shall make such reimbursement to the extent required to repay any such amounts still due to the Seller or the Seller's Agent, first from any funds received by the Purchaser or its affiliates; or second, from the proceeds of any debt or equity funding of the Purchaser by a third party; or third, from the proceeds of the Closing of the EPA. To the extent such amounts are not paid by the Closing Date of the EPA, then the Seller and the Seller's Agent shall each be entitled to a UCC-1 lien, against the Purchaser, executed by the Purchaser to the benefit of the Seller and the Seller's Agent on the Closing Date, for the amount so due plus 1% interest per month dating from May 31st, 2004, until such amounts are paid in full. The Seller and the Seller's Agent shall not subordinate such amounts so due to any party other than such Bridge Loan Lender.

     (b) Agent expenses--In the event that the transactions contemplated herein close on the Closing Date, or another date agreed upon in writing by the Seller, the Purchaser, and the Seller's agent, then the Seller's agent shall be paid $10,000 on the Closing Date.

     (c) Purchaser and Seller acknowledge herein that the nature of the pre-closing expenses and the timing of their payments to the recipients prior to the Closing Date precludes the refund of such expenses once expended, except for the receipt of services the extent to which, or the provision of which, are deemed to be in dispute at the time of the Closing Date, wherein each of the Seller and the Purchaser shall not herein be waiving any rights, civil or otherwise, to use all legal methods to settle and resolve such disputes.

     There being no other issues relating to the Pre-Closing and Closing costs, other than as written above, to resolve between the parties hereto as of this date;




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     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment
#1 to the First Addendum of the 30th day of June, 2004, to be executed and delivered by the undersigned as of the 6th day of August, 2004.



SELLER:  Equipment Depot, Inc., a Florida Corporation

By: /s/ John D. Shearer
-------------------------------------------------
 John D. Shearer, Vice-President

PURCHASER: On Alert Systems, Inc., a Nevada Corporation

By: /s/ William A. Robinson
-------------------------------------------------
William A. Robinson, CEO








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